As filed with the Securities and Exchange Commission on September 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Amplitude, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-3937349
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

201 Third Street, Suite 200

San Francisco, California 94103

(Address of Principal Executive Offices) (Zip code)

2014 Stock Option and Grant Plan

2021 Incentive Award Plan

2021 Employee Stock Purchase Plan

(Full title of the plans)

Spenser Skates

Chief Executive Officer

Amplitude, Inc.

201 Third Street, Suite 200

San Francisco, California 94103

(650) 988-5131

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Tad J. Freese Kathleen M. Wells Richard Kim Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Elizabeth Fisher General Counsel Amplitude, Inc. 201 Third Street, Suite 200 San Francisco, California 94103 (650) 988-5131

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.00001 par value per share:
2021 Incentive Award Plan	19,396,241(2)	$3.14(8)	$60,904,197	$6,645
2021 Employee Stock Purchase Plan(10)	2,663,371(3)	$2.67(9)	$7,111,201	$776
2014 Stock Option and Grant Plan, as amended (Options)	25,804,500(4)	$3.68(10)	$94,960,560	$10,361
2014 Stock Option and Grant Plan, as amended (RSUs)	3,811,399(5)	$3.14(8)	$11,967,793	$1,306
Class B Common Stock, $0.00001 par value per share:
2014 Stock Option and Grant Plan, as amended (Options)	25,804,500(6)	$3.68(10)	$94,960,560	$10,361
2014 Stock Option and Purchase Plan, as amended (RSUs)	3,811,399(7)	$3.14(11)	$11,967,793	$1,306
TOTAL	81,291,410		$281,872,104	$30,755

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement (“Registration Statement”) shall also cover any additional shares of the Registrant’s Class A Common Stock (“Class A Common Stock”) or the Registrant’s Class B Common Stock (“Class B Common Stock”) that become issuable under the Registrant’s 2021 Incentive Award Plan (“2021 Plan”), the Registrant’s 2021 Employee Stock Purchase Plan (“ESPP”), and the Registrant’s Amended and Restated 2014 Stock Option and Grant Plan, as amended (“2014 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock or Class B Common Stock.

(2)

Shares of Class A Common Stock reserved for issuance under the 2021 Plan consists of (a) 18,643,596 shares of Class A Common Stock reserved for issuance under the 2021 Plan and (b) 752,645 shares of Class A Common Stock previously reserved but unissued under the 2014 Plan that are now available for issuance under the 2021 Plan. To the extent outstanding awards under the 2014 Plan expire, are terminated, are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2014 Plan, the shares of Class A Common Stock or Class B Common Stock subject to such awards instead will be available for future issuance as Class A Common Stock under the 2021 Plan. See footnotes 4 and 5 below.

(3)	Represents 2,663,371 shares of Class A Common Stock reserved for future issuance under the ESPP.
(4)

Represents shares of Class A Common Stock underlying stock options outstanding under the 2014 Plan as of the date of this Registration Statement. Any shares of Class A common stock that are subject to awards under the 2014 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2014 Plan instead will be available for issuance as Class A Common Stock under the 2021 Plan. See footnote 2 above.

(5)

Represents shares of Class A Common Stock underlying restricted stock units outstanding under the 2014 Plan as of the date of this Registration Statement. Any shares of Class A Common Stock that are subject to awards under the 2014 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2014 Plan instead will be available for issuance as Class A Common Stock under the 2021 Plan. See footnote 2 above.

(6)

Represents the same number of shares of Class A Common Stock underlying the stock options outstanding under the 2014 Plan as of the date of this Registration Statement referenced in footnote 4 above. The 2014 Plan provides that awards granted under the 2014 Plan shall only be settled in shares of Class A Common Stock upon exercise or settlement, as applicable, unless otherwise provided by the Board of Directors of the Registrant. Any shares of Class B Common Stock that are subject to awards under the 2014 Plan that expire, are terminated, are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2014 Plan instead will be available for issuance as Class A Common Stock under the 2021 Plan. See footnote 2 above.

(7)

Represents the same number of shares of Class A Common Stock underlying restricted stock units outstanding under the 2014 Plan as of the date of this Registration Statement referenced in footnote 5 above. The 2014 Plan provides that awards granted under the 2014 Plan shall only be settled in shares of Class A Common Stock upon exercise or settlement, as applicable, unless otherwise provided by the Board of Directors of the Registrant. Any shares of Class B Common Stock that are subject to awards under the 2014 Plan that expire, are terminated, are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2014 Plan instead will be available for issuance as Class A Common Stock under the 2021 Plan. See footnote 2 above.

(8)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Because there is no proposed maximum offering price per share of Class A Common Stock, the Registrant calculates the proposed maximum aggregate offering price by analogy to Rule 457(f)(2), based on the unaudited pro forma book value of the common stock the Registrant registers, which was calculated from its unaudited balance sheet as of June 30, 2021. Because the Registrant’s shares of Class A Common Stock are not traded on an exchange or over-the-counter, the Registrant did not use the market price of its Class A Common Stock in accordance with Rule 457(c).

(9)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Because there is no proposed maximum offering price per share of Class A Common Stock, the Registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on 85%, which reflects the discount to the purchase price applicable to purchases under the ESPP, of the unaudited pro forma book value of the common stock the Registrant registers, which was calculated from its unaudited balance sheet as of June 30, 2021. Because the Registrant’s shares of Class A Common Stock are not traded on an exchange or over-the-counter, the Registrant did not use the market price of its Class A Common Stock in accordance with Rule 457(c).

(10)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the weighted-average exercise price of stock option awards outstanding under the 2014 Plan granted by the Registrant as of the date of this Registration Statement.

(11)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Because there is no proposed maximum offering price per share of Class B Common Stock, the Registrant calculates the proposed maximum aggregate offering price by analogy to Rule 457(f)(2), based on the unaudited pro forma book value of the common stock the Registrant registers, which was calculated from its unaudited balance sheet as of June 30, 2021. Because the Registrant’s shares of Class B Common Stock are not traded on an exchange or over-the-counter, the Registrant did not use the market price of its Class B Common Stock in accordance with Rule 457(c).

Proposed sale to take place as soon after the effective date of the

Registration Statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in this Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Amplitude, Inc. (the “Registrant”) with the SEC are incorporated by reference into this Registration Statement:

(a)

The Registrant’s Registration Statement on Form S-1, as amended, filed with the SEC on September 13, 2021 (File No. 333-259168), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Current Report on Form 8-K filed with the SEC on September 21, 2021 (other than Item 2.02, Item 7.01 and Exhibit 99.1 of Item 9.01); and

(c)

The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40817), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 17, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

See the description of the Registrant’s common stock contained in the Registration Statement on Form S-1, as amended (File No. 333-259168).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant has adopted provisions in its restated certificate of incorporation (the “Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware and its amended and restated bylaws (the “Bylaws”) that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or it stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Certificate of Incorporation also authorizes the Registrant to indemnify its officers, directors, and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws provide that:

•	the Registrant may indemnify its directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

the Registrant may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the Bylaws are not exclusive.

The Certificate of Incorporation and the Bylaws provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered or will enter into, and intend to continue to enter into, separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require the Registrant, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against such director or officer and incurred by such person in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference				Filed
	Exhibit Description	Form	Date	Number		Herewith

4.1	Restated Certificate of Incorporation, as currently in effect.	8-K	09/21/21	3.1

4.2	Amended and Restated Bylaws, as currently in effect.	8-K	09/21/21	3.2

4.3	Specimen Stock Certificate evidencing the shares of Class A Common Stock.	S-1	08/30/21	4.2

4.4	Specimen Stock Certificate evidencing the shares of Class B Common Stock.					X

5.1	Opinion of Latham & Watkins LLP.					X

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					X

23.2	Consent of KPMG LLP, independent registered public accounting firm.					X

24.1	Power of Attorney (included in the signature page to the Registration Statement).					X

99.1#	Amended and Restated 2014 Stock Option and Grant Plan, as amended.	S-1	08/30/21	10.2	(a)

99.2#	Form Agreements under Amended and Restated 2014 Stock Option and Grant Plan, as amended.	S-1	08/30/21	10.2	(b)

99.3#	2021 Incentive Award Plan.	S-1	08/30/21	10.3	(a)

99.4#	Form Agreements under 2021 Incentive Award Plan.	S-1	08/30/21	10.3	(b)

99.5#	2021 Employee Stock Purchase Plan.	S-1	08/30/21	10.4

#	Indicates management contract or compensatory plan.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 21st day of September, 2021.

Amplitude, Inc.

By:	/s/ Spenser Skates
Spenser Skates
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Spenser Skates, Hoang Vuong, and Elizabeth Fisher, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Spenser Skates Spenser Skates	Chief Executive Officer and Chairperson (Principal Executive Officer)	September 21, 2021

/s/ Hoang Vuong Hoang Vuong	Chief Financial Officer (Principal Financial Officer)	September 21, 2021

/s/ Ninos Sarkis Ninos Sarkis	Chief Accounting Officer (Principal Accounting Officer)	September 21, 2021

/s/ Neeraj Agrawal Neeraj Agrawal	Director	September 21, 2021

/s/ Ron Gill Ron Gill	Director	September 21, 2021

/s/ Pat Grady Pat Grady	Director	September 21, 2021

/s/ Curtis Liu Curtis Liu	Director	September 21, 2021

/s/ Erica Schultz Erica Schultz	Director	September 21, 2021

/s/ Elisa Steele Elisa Steele	Director	September 21, 2021

/s/ Eric Vishria Eric Vishria	Director	September 21, 2021

/s/ James Whitehurst James Whitehurst	Director	September 21, 2021

/s/ Catherine Wong Catherine Wong	Director	September 21, 2021